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Title: ALFA-BANK - Amendment to Exchange Offer and Consent Solicitation

7 July 2009 - Closed Joint-Stock Company "ALFA-BANK" (the "Bank") (on behalf of Ukraine Issuance plc and Emerging Markets Structured Products B.V.) announces that it has amended (the "Amendment") the terms of the Exchange Offer commenced on 1 July, 2009 (the "Exchange Offer") for any and all of the (i) US$345,000,000 9.75% Loan Participation Notes due 2009 issued by Emerging Markets Structured Products B.V.; (ii) US$450,000,000 9.25% Loan Participation Notes due 2010 issued by Ukraine Issuance plc ; and (iii) US$250,000,000 12.00% Loan Participation Notes due 2011 issued by Ukraine Issuance plc (together, the "Existing Notes").

The amendments set out herein have been incorporated into the Exchange Offer to enable holders of Existing Notes that hold relatively small amounts of Existing Notes that were otherwise unable to participate in the Exchange Offer to participate therein. As a result of these amendments, the threshold for participation in the Exchange Offer for holders of the 2011 Notes and holders of the 2009 Notes who exchange prior to the 2009 Notes Early Exchange Deadline will be US$117,000 and for holders of the 2010 Notes who exchange prior to the 2010 Notes Early Exchange Deadline will be US$100,000.

The Exchange Offer and Consent Solicitation Memorandum is amended to include the following effects:

(a) to amend the description of the New Notes solely to state that the minimum denomination of the New Notes shall be US$85,000 (instead of US$100,000) and integral multiples of US$1,000 in excess thereof; and

(b) to reduce the Minimum Offer Amount required to participate in the Exchange Offer to provide that a Noteholder must validly offer for exchange sufficient Existing Notes such that the portion of the Applicable Consideration (as defined in the Exchange Offer and Consent Solicitation Memorandum) to be received by such Noteholder in the form of New Notes is equal to or more than US$85,000 (instead of US$100,000).

The Early Exchange Deadline for each of the 2009 Notes and 2010 Notes is 4:00 p.m. (London time) on Tuesday, 14 July 2009. The Exchange Offer for each of the 2009 Notes and 2010 Notes expires at 4.00 p.m. (London time) on Tuesday, 21 July 2009. The Exchange Offer for the 2011 Notes expires at 4.00 p.m. (London time) on Tuesday, 14 July 2009. There is no Early Exchange Deadline for the 2011 Notes.

The Exchange Offer is being made solely by means of the related Exchange Offer and Consent Solicitation Memorandum, dated 1 July 2009, as amended by Amendment No. 1 thereto dated 7 July 2009.

The New Notes have not been and will not be registered under the U.S. Securities Act of 1933 (the "Securities Act") and will be offered in the United States solely to holders of Existing Notes pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

Requests for information in relation to the Offers should be directed to the dealer managers:

HSBC Bank plc: +1 888 HSBC 4LM (Toll-Free) / +1 212 525 5552 (Call Collect) (New
York) / +44 20 7991 5874 / liability.management@hsbcib.com

UBS Limited: +44 20 7567 0525 / mark-t.watkins@ubs.com

Requests for information in relation to the procedures for participating in the Offers and for any documents or materials relating to the Offers should be directed to the Exchange and Tabulation Agent:

Lucid Issuer Services Limited:   +44 20 7704 0880/ abu@lucid-is.com
                                 Attn: Sunjeeve Patel / Yves Theis